March 15, 1999





Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


RE: MASSMUTUAL INSTITUTIONAL FUNDS (1933 Act File No. 33-73824; 1940 Act File No. 811-8274); CIK Number: 0000916053


Ladies and Gentlemen:


Transmitted herewith for filing by means of electronic submission on behalf of MassMutual Institutional Funds (the "Trust") is the semi-annual Form N-SAR for the period ended December 31, 1998, pursuant to Section 30(a) of the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 30a-1 thereunder.

The Trust was advised to file its N-SAR for the period ending December 31, 1998, by Kenneth Domingues, Chief Accountant, Division of Investment Management of the Securities and Exchange Commission ("the "Commission") in a telephone conversation with the undersigned on March 10, 1999. The Trust's Board of Trustees approved PricewaterhouseCoopers, LLP ("PwC") as independent public accountant for the Trust for fiscal year 1998 on February 1, 1999. Because of concerns about PwC's independence and after consultation with the Commission, PwC resigned as the Trust's independent public accountant on February 23, 1999, prior to the completion of the Trust's audit for fiscal year 1998. Therefore, the financial information supplied in the Trust's Form N-SAR is not based on audited financial statements and could change when the Trust's fiscal year 1998 independent audit is completed. Additionally, because of PwC's resignation,
Exhibit 77B, the accountant's report on internal control, will be filed at a later date.

Please address any comments or questions to the undersigned at (413) 744-8442. Thank you in advance for your attention to this matter.

Very truly yours,



Jaqueline M. Hummel
Counsel